TRIMBLE INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT, effective on the date of last signature (this “Agreement”), is entered into by and between Trimble Inc., a Delaware corporation (the “Company”), and [●] (the “Executive”).
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;
WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued and undivided dedication to the Executive’s duties in the event of any threat or occurrence of a change in control of the Company.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Bonus” means the annual or quarterly bonuses payable pursuant to the Company’s Trimble OneBonus Plan (TOP) or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board or appropriate Board committee.
(c)“Cause” means (i) the Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Executive for having committed a felony; (iii) a breach by the Executive of the Executive’s fiduciary duties and responsibilities to the Company that could reasonably be expected to result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated failure of the Executive to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Board (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Executive by the Board. The determination of Cause shall be made by the sole determination of the Board.
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(d)“Change in Control” means the occurrence of any of the following events:
(1)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(2)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(3)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(4)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(e)Notwithstanding anything in this Agreement to the contrary, no transaction will be a Change in Control under this definition with respect to a Deferred Payment, unless it is also a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5) if it would cause a Deferred Payment to fail to meet the requirements of Section 409A.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company” means Trimble Inc., a Delaware corporation, and any successor thereto.
(h)“Date of Termination” means the date on which the Executive’s employment by the Company terminates and such termination constitutes a “separation from service” as defined and applied under Section 409A.
(i)“Deferred Payment” means the provision or payment of any benefit under this Agreement that is considered deferred compensation under Section 409A.
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(j)“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events during the Termination Period:
(1)the assignment to the Executive of any duties materially inconsistent with the Executive’s position(s), responsibilities, or duties with the Company immediately prior to such Change in Control;
(2)a material diminution in the Executive’s position or responsibilities, duties as in effect immediately prior to such Change in Control, provided that a change in title for any executive (excluding an involuntary change in title of the Chief Executive Officer, Chief Financial Officer, or General Counsel) will not by itself be sufficient to constitute a material diminution of Executive’s position, responsibilities or duties;
(3)any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any material position with the Company held by the Executive immediately prior to such Change in Control;
(4)a ten percent (10%) or greater reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, specifically excluding a temporary reduction affecting all executive-level employees due to a significant force majeure event adversely affecting the Company such as a future pandemic;
(5)any requirement of the Company that the Executive (A) be based anywhere more than twenty-five (25) miles from the facility where the Executive is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Executive immediately prior to such Change in Control;
(6)the failure of the Company to provide benefits which in the aggregate are materially less favorable than the benefits in effect for the Executive (and, if applicable, the Executive’s dependents) in effect for the Executive immediately prior to such Change in Control, including but not limited to a failure to (A) continue in effect any material compensation plan in which the Executive is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan (including the failure to provide the Executive with a level of discretionary incentive award grants consistent with the past practice of the Company in granting such awards to the Executive during the three-Year period immediately preceding the Change in Control), (B) provide the Executive and the Executive’s dependents with material welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies, (C) provide material fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies, (D) provide the Executive
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with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, or (E) continue in effect any severance agreements, programs or arrangements with the Executive, or in which the Executive was participating, that were in effect immediately prior to such Change in Control, unless in the case of any violation of any subsections of this Section 1(g)(vi), the Executive is permitted to participate in other plans, programs or arrangements which provide the Executive (and, if applicable, the Executive’s dependents) with benefits that are no less favorable in the aggregate at no material increase in cost to the Executive; and
(7)the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 13(b) hereof;
(1)provided, however, that in each case, that the Executive has (A) provided written notice of the circumstances establishing Good Reason within sixty (60) days of the initial existence of such conditions, (B) given the Company at least thirty (30) days to cure, and (C) if the Company fails to cure, the Executive terminates employment within ninety (90) days following the expiration of the cure period. In the event the Executive fails to provide notice within sixty (60) days of the date on which the Executive first has actual or constructive knowledge of an event or condition constituting Good Reason hereunder, such event shall not constitute Good Reason hereunder.
For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason. The Executive’s continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(g)(i) through (vi) occurs.
(k)“Nonqualifying Termination” means a termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason other than Good Reason, (iii) as a result of the Executive’s death, or (iv) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Executive’s incapacity due to physical or mental illness.
(l)“Pro-Rated Bonus Amount” means an amount (if any) equal to the Bonus that is determined by the Board or appropriate Board committee to be payable for the Year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the Bonus and the Date of Termination, and the denominator of which is the total number of calendar days contained in the performance period.
(m)“Section 409A” means Section 409A of the Code, the related Treasury Regulations and Internal Revenue Service guidance issued regarding the application of Section 409A.
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(n)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.
(o)“Target Bonus Amount” means, with respect to the Year in which the Date of Termination occurs, the amount of the Executive’s target Bonus for such Year based upon the Company’s forecasted operational plan, which is an amount equal to a percentage of the Executive’s annual base salary.
(p)“Termination Period” means the period of time beginning three (3) months prior to a Change in Control and ending one (1) year following such Change in Control.
(q)“Year” means the fiscal year of the Company.
2.Conversion of Performance Restricted Stock Units Upon a Change in Control.
(a)Upon a Change in Control, the following shall apply to each outstanding award of performance-based restricted stock units (“PRSU Award”) held by the Executive that is granted under any of the Company’s stock option or incentive plans:
(1)In the event of a Change in Control that occurs prior to the end of the performance period applicable to the PRSU Award, (A) the performance period applicable to the PRSU Award shall be shortened to end on a date preceding the consummation of the Change in Control selected by the Company (the “Shortened Performance Attainment Date”), (B) a number of performance stock units shall vest immediately prior to the Change in Control equal to the product of (1) the number of performance stock units that become eligible to vest based on the attainment level of the applicable performance goals (or if the attainment level cannot then be measured, the target number of performance stock units subject to the PRSU Award), multiplied by the (2) the Pro Rata Factor (the “Pro Rata Portion”), and (C) the number of performance stock units equal to the difference between (1) the number of performance stock units that became eligible to vest based on attainment of the performance goals and (2) the Pro Rata Portion (the difference between these two amounts, the “Converted RSUs”), shall vest (x) on the last day of the performance period applicable to the PRSU Award, provided the Executive continues employment through such date, or (y) immediately prior to the Change in Control in the event of a termination of the Executive’s employment other than a Nonqualifying Termination during the Termination Period preceding the Change in Control. The “Pro Rata Factor” means a fraction, the numerator of which is the number of days that has elapsed between the date of grant of the PRSU Award and ending on the date that is the Shortened Performance Attainment Date, and the denominator of which is the total number of days in the original performance period.
(2)The Pro Rata Portion and the Converted RSUs, to the extent vesting accelerates upon a termination of the Executive’s employment as contemplated under Section 2(a)(i), shall be settled within 30 days of the Change in Control and the Converted RSUs shall be settled within 30 days of the last day of the performance period, provided that to the
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extent necessary to comply with Section 409A, the Pro Rata Portion and Converted RSUs shall instead be settled within sixty-five (65) days of the last day of the applicable performance period.
(b)For the avoidance of any doubt, any equity awards held by the Executive that were granted under any of the Company’s incentive plans that were granted prior to the date hereof and that provide for vesting acceleration upon a Change in Control shall continue in effect without regard to the provisions of this Agreement.
3.Termination of Employment.
(a)Upon the Date of Termination, the Executive shall be entitled to a lump sum cash amount equal to the sum of (A) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination, and (B) any outstanding Bonus for which payment is due and owing at such time, in each case to the extent not theretofore paid.
(b)If, during the Termination Period, the employment of the Executive is terminated, other than by reason of a Nonqualifying Termination, then Executive shall be entitled to the following payments and benefits:
(1)a lump sum cash payment equal to one hundred and fifty percent (150%) of the sum of: (A) the Executive’s annual base salary from the Company and its Subsidiaries in effect immediately prior to the Date of Termination, and (B) the Target Bonus Amount, payable within ten (10) business days following the later of the Date of Termination or the Change of Control;
(2)a lump sum cash payment equal to the Pro-Rated Bonus Amount, payable within ninety (90) days following the last day of the applicable performance period;
(3)a cash payment equal to $35,000, representing the cost of COBRA premiums or medical benefits for a period of fourteen (14) months, payable within ten (10) business days following the Date of Termination;
(4)vesting acceleration on the later of the Date of Termination or Change of Control of each outstanding and unvested stock options granted under any of the Company’s stock option or incentive plans that are held by the Executive immediately prior to the Date of Termination; and
(5)vesting acceleration on the later of the Date of Termination or Change of Control of each outstanding and unvested time-based restricted stock units (including, without limitation, the Converted RSUs) granted under any of the Company’s stock option or incentive plans that are held by the Executive immediately prior to the Date of Termination. Each award that vests pursuant to this Section 3(b)(v) shall be settled within the later of (A) 65 days of the Date of Termination in the event the award vested on the Date of Termination, or (B) 30 days of the Change of Control in event the award vested upon a Change of Control; provided, however, that if necessary to comply with Section 409A, the Converted RSUs shall be settled within sixty-five (65) days of the last day of the applicable Performance Period.
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(c)Notwithstanding anything in this Agreement to the contrary, any amount payable under Section 3(b) hereof that is a Deferred Payment that is payable upon the Date of Termination shall be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, to the Executive on the first business day that is after the earlier of (i) the date that is six months following the date of the Executive’s Date of Termination or (ii) the date of the Executive’s death, if the Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto). Notwithstanding anything herein to the contrary, if any equity award constitutes a Deferred Payment, if necessary to comply with Section 409A, the equity award shall be settled upon the earliest date upon which the settlement may be made without resulting in adverse taxation under Section 409A.
4.Non-Compete. To the extent that any Executive is: (i) located in a jurisdiction in which a post-termination restrictive covenant between the Executive and the Company would be considered void and unenforceable under, and/or would constitute a violation of, any applicable law of that jurisdiction; or (ii) does not meet the compensation threshold required for a post-termination covenant to be enforceable under any applicable law of that jurisdiction, either at the time the Agreement is entered into or at the time of enforcement, then, to the extent required by applicable law, this Section 4 will not apply to any such Executive. However, any conduct relating to the solicitation of Company’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times.
During the period of the Executive’s employment by the Company and for a period of twelve (12) months thereafter, the Executive agrees not to engage in, provide services to, or otherwise participate in, whether as an employee, owner, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, or any other similar capacity, of any business, enterprise, or engagement that (i) is directly competitive with the business of the Company and (ii) in any way may disclose or utilize the Company’s trade secrets. Notwithstanding the foregoing, nothing in this Agreement prohibits the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Executive’s ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation.
The Company and the Executive agree and stipulate that this restrictive covenant is fair and reasonable in light of all the facts and circumstances of the relationship between the Executive and the Company; however, the Executive and the Company are aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of and not in derogation of the provisions of this Section 4, the Company and the Executive agree that in the event a court not within an Excluded Jurisdiction should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent, in scope, time and geography, which the court shall find enforceable; however, in no event shall the provisions of this Section 4 be deemed to be more restrictive to the Executive than those contained therein.
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This Section 4 does not limit or impair the Executive’s non-solicitation obligations to the Company under any other agreement between the Executive and the Company, including but not limited to an inventions, confidentiality, and restrictive covenants agreement, except that, to the extent such obligations are considered void and unenforceable under, and/or would constitute a violation of, any applicable law of that jurisdiction, such restrictive covenant will not apply to the Executive.
5.Golden Parachute. In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, result in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Consulting Firm (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Agreement or any other arrangement) in violation of Section 409A. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 5, including the manner and amount of any reduction in the Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by Ernst & Young LLP (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of the services hereunder. For the purposes of making the calculations required under this Section 5, the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 409A, 280G and 4999 of the Code. The Company and the Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 5.
6.Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
7.Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if
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any, incurred by the Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Bank of America from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof; provided, however, that all such reimbursements must be made no later than the last day of the third calendar year that begins after the Date of Termination. Notwithstanding the foregoing to the contrary, to the extent a reimbursement constitutes a Deferred Payment (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
8.Termination of Agreement. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (a) the termination of the Executive’s employment with the Company before or after the Termination Period, (b) a Nonqualifying Termination, (c) the date Agreement is no longer in effect (e.g., because all benefits have been paid in full following a termination not for Cause or for Good Reason during the Termination Period).
9.Scope of Agreement. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment with the Company or its Subsidiaries, and if the Executive’s employment with the Company terminates prior to a Change in Control, the Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that notwithstanding anything herein to the contrary, any termination of the Executive’s employment following a Change in Control shall be subject to all of the benefit and payment provisions of this Agreement.
10.Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company may amend the Agreement, or take any other actions, as deemed necessary or appropriate to (a) exempt any payment or benefit under the Agreement from Section 409A and/or preserve the intended tax treatment of the payments or benefits under the Agreement, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Section 409A, including the tax treatment of any payment or benefit under the Agreement, and the Company shall not under any circumstances have any liability to the Executive, the Executive’s estate or any other party for any taxes, penalties or interest due on any payment or benefit under this Agreement, including taxes, penalties or interest imposed under Section 409A. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” Further, to the extent that any payments contemplated under this Agreement constitute a Deferred Payment and the applicable payment period described spans two calendar
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years, then the payments contemplated thereunder shall be paid in the second calendar year. In addition, for purposes of Section 409A, payments shall be deemed exempt from Section 409A to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Date of Termination) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.
11.Compensation Recoupment. Any payment or benefit under this Agreement (and any proceeds therefrom (e.g., sale of shares) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to facilitate compliance with any clawback, forfeiture, recoupment or similar policy adopted by the Board or the Company as in effect on the date hereof or as may be adopted thereafter as may be required or advisable under applicable laws, stock exchange rules, and/or regulatory requirements, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 thereunder, and Listing Rule 5608 of the Nasdaq Stock Market.
12.Obligations of the Executive. The Executive agrees that if a Change in Control shall occur, the Executive shall not voluntarily leave the employ of the Company without Good Reason during the 90-day period immediately following a Change in Control.
13.Successors’ Binding Obligation.
(a)This Agreement shall not be terminated by any merger, consolidation or corporate reorganization of the Company (a “Company Change”) or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.
(b)The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Executive (or the Executive’s beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Company Change or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Company Change or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Executive may terminate employment for Good Reason on or following such date.
(c)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise
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provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
14.Notice.
(a)For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
    [●]

If to the Company:
Trimble Inc.
10368 Westmoor Drive
Westminster, CO 80021
Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination date (which date shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
15.Full Settlement; No Mitigation. The Company’s obligation to make any payments provided for by this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as otherwise provided in Section 11. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
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16.Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.
17.Governing Law; Waiver of Jury Trial; Validity. The interpretation, construction and performance of this Agreement shall be governed exclusively by, and construed and enforced exclusively in accordance with, the substantive laws of the state in which Executive primarily resides and works, without regard to or application of its conflicts of laws provisions. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.
18.Entire Agreement; Counterparts. This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.
19.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year set forth below.
Executive

Name:      [●]
Title: [●]

Date:

Trimble Inc.
By:
Name: Jennifer Allison
Title: Vice President, Secretary and General Counsel

Date:
Signature Page to
Change in Control Severance Agreement